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                                                                       EXHIBIT 2

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                          NORTH AMERICAN PALLADIUM LTD.

                             MATERIAL CHANGE REPORT


TO:             British Columbia Securities Commission
                Alberta Securities Commission
                Saskatchewan Financial Services Commission, Securities Division Ontario Securities Commission
                Commission des valeurs mobilieres du Quebec
                Nova Scotia Securities Commission
                Securities Commission of Newfoundland and Labrador

ITEM 1.   REPORTING ISSUER

          The reporting issuer filing this material change report is North American Palladium Ltd. (the "Corporation"), Suite 2116, 130 Adelaide Street West, Toronto, Ontario, M5H 3P5.

ITEM 2.   DATE OF MATERIAL CHANGE

          October 6, 2005

ITEM 3.   NEWS RELEASE

          A news release was issued on October 6, 2005 through CNW news wire service.

ITEM 4.   SUMMARY OF MATERIAL CHANGE

          During the third quarter of 2005, the Lac des Iles mill processed 1,328,433 tonnes of ore, or an average of 14,439 tonnes per day with an average palladium head grade of 1.47 grams per tonne, producing 39,532 ounces of palladium at an average recovery rate of 62.9%. By-product metals production during the third quarter of 2005 included 4,567 ounces of platinum, 3,428 ounces of gold, 399,852 pounds of nickel and 1,401,856 pounds of copper. This compares to the third quarter of 2004 when the mill processed 1,301,378 tonnes of ore, or 14,145 tonnes per day with a palladium grade of 2.53 grams per tonne, producing 79,174 ounces of palladium at a recovery rate of 74.8%.

          The underground's development throughout the third quarter progressed as planned, with the ramp now down 1,036 metres to the 5180 stope level. Development and construction continue to be on target for commercial production during the first quarter of 2006. The Company is anticipating the start of the underground's production in order to blend its high grade ore with that of the open pit, which will bring the combined head grade average for 2006 to over 2.4 grams per tonne palladium.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE

          See attached news release dated October 6, 2005.

ITEM 6.   RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

          N/A

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ITEM 7.   OMITTED INFORMATION

          N/A

ITEM 8.   EXECUTIVE OFFICER

          Mary D. Batoff, Vice President, Legal & Secretary

          Tel.: 416-360-2655

ITEM 9.   DATE OF REPORT

          October 17, 2005.



                                       2

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                                                        2116-130 ADELAIDE ST. W.
                                                             TORONTO, ON M5H 3P5
                                                                 T. 416.360.7590
                                                                 F. 416.360.7709
[LOGO] North American Palladium Ltd.                         WWW.NAPALLADIUM.COM
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For Immediate Release                                               News Release
October 6, 2005                                       Trading Symbols  TSX - PDL
                                                                      AMEX - PAL

                     NORTH AMERICAN PALLADIUM LTD. ANNOUNCES
                    THIRD QUARTER 2005 OPERATING PERFORMANCE
                              & EXPLORATION UPDATE

TORONTO, ONTARIO -- During the third quarter of 2005, the Lac des Iles mill processed 1,328,433 tonnes of ore, or an average of 14,439 tonnes per day with an average palladium head grade of 1.47 grams per tonne, producing 39,532 ounces of palladium at an average recovery rate of 62.9%. By-product metals production during the third quarter of 2005 included 4,567 ounces of platinum, 3,428 ounces of gold, 399,852 pounds of nickel and 1,401,856 pounds of copper. This compares to the third quarter of 2004 when the mill processed 1,301,378 tonnes of ore, or 14,145 tonnes per day with a palladium grade of 2.53 grams per tonne, producing 79,174 ounces of palladium at a recovery rate of 74.8%.

The milling problems the Company faced with regards to throughput and availability in the first and second quarters of 2005 were resolved during the third quarter, with the mill averaging close to its design capacity during September. Due to the low open pit ore grade that had to be mined throughout the third quarter and the low recovery rate of 62.9%, there was a significant reduction in the total amount of palladium ounces produced. Typical palladium losses to the mill tailings are in the range of 0.4 to 0.5 grams per tonne. These losses are primarily dictated by the ore's mineralogy and generally do not fluctuate. However, during the early part of the third quarter, the mill experienced a period wherein the losses to the tailings went up into the 0.6 grams of palladium per tonne range, mainly due to metallurgical issues, and adversely affected the quarter's palladium recovery.

The ore grade projected to be mined in the fourth quarter is slightly over 1.75 grams of palladium per tonne, which in combination with the improvement in ore metallurgy is expected to result in a higher overall recovery rate than experienced during the third quarter. As a result, if the mill continues to operate at its design capacity, the expectation is to produce approximately 56,000 ounces of palladium during the fourth quarter. In addition to returning the mill to its standard operations, Lac des Iles recently began the implementation of cost savings measures that are expected to result in a future 10% overall cost reduction. Mine personnel are committed to identifying further cost savings as rising electrical power and fuel costs, combined with weak palladium prices continue to place stress on the Company's operations.

The underground's development throughout the third quarter progressed as planned, with the ramp now down 1,036 metres to the 5180 stope level. Development and construction continue to be on target for commercial production during the first quarter of 2006. The Company is anticipating the start of the underground's production in order to blend its high grade ore with that of the open pit, which will bring the combined head grade average for 2006 to over 2.4 grams per tonne palladium.

News Release,
  October 6, 2005                 Page 1 of 2      North American Palladium Ltd.

The following table outlines the operating results for the past five quarters:

                                   ------------- ------------ ------------- ------------- -------------
                                      Q3, 2004     Q4, 2004      Q1, 2005     Q2, 2005       Q3, 2005
---------------------------------- ------------- ------------ ------------- ------------- -------------
MILL THROUGHPUT (TONNES PER DAY)         14,145       13,075        12,848        13,135        14,439
---------------------------------- ------------- ------------ ------------- ------------- -------------
PALLADIUM RECOVERY (%)                     74.8         74.6          74.0          70.2          62.9
---------------------------------- ------------- ------------ ------------- ------------- -------------
HEAD GRADE (GRAMS PER TONNE)               2.53         2.17          1.91          1.78          1.47
---------------------------------- ------------- ------------ ------------- ------------- -------------
MILL AVAILABILITY (%)                      87.3         84.9          86.3          87.4          91.7
---------------------------------- ------------- ------------ ------------- ------------- -------------
PALLADIUM PRODUCTION (OUNCES)            79,174       62,526        52,572        48,230        39,532
---------------------------------- ------------- ------------ ------------- ------------- -------------

The Company is pleased to announce that on Thursday September 29, 2005, the shareholders of URSA Major Minerals Incorporated (TSXV: UMJ) approved the option and joint venture agreement on the Shakespeare nickel, copper, PGM property located near Sudbury, Ontario. The property is proposed to be a 60% NAP, 40% URSA joint venture with NAP becoming the operator upon successful completion of a viable feasibility study and arranging financing for commercial production. Andre J. Douchane, President and CEO said: "We were very pleased to present URSA with a $1.5 million cheque earlier this week to complete the option payment. URSA has proven to be an excellent partner and we look forward to a positive outcome with the feasibility study".

The Offset High Grade Zone drilling program continues and is still on track to be completed by December. The drilling continues to provide encouraging results (see press release dated September 26, 2005). Mineralization to the south of the historic inferred resource of 1.05 million ounces (see Annual Report 2004) appears to be expanding with recent drill results indicating widths in the 30 to 40+ metre range. These types of widths are significant because they may be amenable to future lower cost, large scale bulk mining techniques.

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NORTH AMERICAN PALLADIUM'S LAC DES ILES MINE IS CANADA'S ONLY PRIMARY PRODUCER
OF PLATINUM GROUP METALS AND IS ONE OF THE LARGEST OPEN PIT BULK MINEABLE PALLADIUM RESERVES IN THE WORLD. THE COMPANY ALSO EARNS SUBSTANTIAL REVENUE FROM BY-PRODUCT NICKEL, PLATINUM, GOLD AND COPPER. IN ADDITION TO OPERATING LAC DES ILES, THE COMPANY'S MANDATE IS TO EXPAND ITS PRODUCTION PROFILE THROUGH AN AGGRESSIVE EXPLORATION CAMPAIGN, DESIGNED TO INCREASE ITS EXPOSURE TO BASE AND PRECIOUS METALS. PALLADIUM USE IN THE AUTO INDUSTRY CONTINUES TO BE AN IMPORTANT COMPONENT IN CONTROLLING EXHAUST EMISSIONS AS MANDATED BY MORE STRINGENT HYDROCARBON EMISSIONS STANDARDS FOR CARS, PARTICULARLY IN THE UNITED STATES, EUROPE AND JAPAN. PALLADIUM IS ALSO USED IN THE DENTAL, ELECTRONICS, JEWELLERY AND CHEMICAL SECTORS.

For further information contact:
Andre J. Douchane - President & CEO
Tel: (416) 360-2656     email: ADOUCHANE@NAPALLADIUM.COM

Krista Muhr - Manager, Investor Relations
Tel: (416) 360-2652     email: KMUHR@NAPALLADIUM.COM

Forward-Looking Statements - Certain statements included in this news release are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "expect", "continue", "estimate", "anticipate", "will", "appears", "indicating", "may" and other similar expressions are intended to identify forward-looking statements. In particular statements relating to the ore production, the construction and commissioning and the exploration programs and objectives are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control that may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others fluctuations in grade, and geological, mining, processing or technical problems. For a more comprehensive review of risk factors, please refer to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.

News Release,
  October 6, 2005                 Page 2 of 2      North American Palladium Ltd.